Registration No. 33-37809-NY








SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

EXHIBIT
TO
FORM 8-K/A
DATED
August 20, 2002
OF
CASTLE HOLDING CORP.

INDEX TO EXHIBIT FILED HEREWITH

Exhibit   Title

16.1     Letter from Massella Rubenstein LLP dated August 20, 2002





August 20, 2002


U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W. (Judiciary Square)
Washington, DC 20549


Ladies and Gentlemen:


We were principal accountants for Castle Holding Corp. and, under the date of December 20, 2001 we reported on the financial statements of Castle Holding Corp. as of September 30, 2001 and for the two years then ended. On August
9, 2002, we were formally notified of our dismissal as principal accountants. We have read Castle Holding Corp's statements included under Item 4 of its Form 8-K/A dated August 20, 2002 and are in agreement with the statements contained therein.


Very truly yours,


MASSELLA RUBENSTEIN LLP
Jericho, New York